EXHIBIT V

EIB Group Reconciliation of the Consolidated Financial Statements of the EIB Group as at 31 December 2020 prepared in accordance with EU Accounting Directives and IFRS EXHIBIT V

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION

CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2020 (in EUR '000)

ASSETS	EU Accounting Directives		Adjustment		IFRS	
		31.12.2020	Impact	Ref.		31.12.2020
1. Cash in hand, balances with central banks and post office banks		835 163	0			835 163
2. Treasury bills and other bills eligible for refinancing with central banks		32 073 906	120 904	A.1, B.1, C		32 194 810
3. Loans and advances to credit institutions						
a) repayable on demand	613 764		0		613 764	
b) other loans and advances	60 275 644		- 6 722	A.2, B.4	60 268 922	
c) loans	103 720 205		2 345 873	A.2, B.4	106 066 078	
d) impairment on loans and advances, net of reversals	- 80 237		- 45 685	C	- 125 922	
		164 529 376				166 822 842
4. Loans and advances to customers						
a) other loans and advances	900 604		0	A.2, B.4	900 604	
b) loans	321 119 208		23 846 074	A.2, A.5, B.4	344 965 282	
c) impairment on loans and advances, net of reversals	- 567 532		85 352	C	- 482 180	
		321 452 280				345 383 706
5. Debt securities including fixed-income securities						
a) issued by public bodies	5 150 059		50 438	A.1, B.1, C	5 200 497	
b) issued by other borrowers	7 658 631		61 957	A.1, B.1, C	7 720 588	
		12 808 690				12 921 085
6. Shares and other variable-yield securities		8 745 640	4 577 810	B.2, B.3		13 323 450
7. Participating interests		363 188	- 363 188	B.3		0
8. Derivative assets		0	53 285 964	B.5		53 285 964
9. Property, furniture and equipment		248 759	123 095	G		371 854
10. Intangible assets		39 279	0			39 279
11. Other assets		37 312	43 820	B.5, H		81 132
12. Subscribed capital and reserves, called but not paid		1 438 648	15 887	I		1 454 535
13. Prepayments		13 544 357	- 13 224 595	A.1, A.2, A.4, B.1, B.4, B.5		319 762
14. Assets held for sale		0	11 000	A.5		11 000
TOTAL ASSETS		**556 116 598**				**627 044 582**

LIABILITIES AND EQUITY		31.12.2020	Impact	Ref.		31.12.2020
1. Amounts owed to credit institutions						
a) repayable on demand	4 199 057		- 1 858	A.3	4 197 199	
b) with agreed maturity or periods of notice	12 316 334		- 14 255	A.3	12 302 079	
		16 515 391				16 499 278
2. Amounts owed to customers						
a) repayable on demand	1 680 511		0		1 680 511	
b) with agreed maturity or periods of notice	20 951		0		20 951	
		1 701 462				1 701 462
3. Debts evidenced by certificates						
a) debt securities in issue	425 622 598		46 013 416	A.4	471 636 014	
b) others	9 641 151		3 619 808	A.4	13 260 959	
		435 263 749				484 896 973
4. Derivative liabilities		0	38 355 226	B.5		38 355 226
5. Other liabilities		4 449 751	1 038 091	A.2, B.5, E, G, H		5 487 842
6. Deferred income		19 382 783	- 18 948 200	A.1, A.2, A.3, A.4, B.1, B.4, B.5, F		434 583
7. Provisions						
a) pension plans and health insurance scheme	3 818 049		5 751 446	D	9 569 495	
b) provisions for guarantees issued and commitments	22 640		38 444	C	61 084	
		3 840 689				9 630 579
TOTAL LIABILITIES		**481 153 825**				**557 005 943**
8. Capital						
a) subscribed	248 795 607		0		248 795 607	
b) uncalled	- 226 604 892		0		- 226 604 892	
		22 190 715				22 190 715
9. Consolidated reserves						
a) reserve fund	24 328 415		0		24 328 415	
b) additional reserves	11 888 087		- 5 401 320	A-H	6 486 767	
c) fair value reserve	0		522 532	A.4, B.2, B.5	522 532	
d) special activities reserve	11 736 896		0		11 736 896	
e) general loan reserve	2 135 891		0		2 135 891	
		50 089 289				45 210 501
10. Profit for the financial year		1 749 853	887 570	A-I		2 637 423
11. Equity attributable to non-controlling interests		932 916	- 932 916	E		0
TOTAL EQUITY		**74 962 773**				**70 038 639**
TOTAL LIABILITIES AND EQUITY		**556 116 598**				**627 044 582**

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION
CONSOLIDATED INCOME STATEMENT FOR THE PERIOD ENDED DECEMBER 31, 2020 (in EUR '000)

	EU Accounting Directives		Adjustment			IFRS
		2020	Impact	Ref.		2020
1. **Interest and similar income**		18 049 312	- 225 380	A.1, A.2, B.1, B.4, B.5, I		17 823 932
2. **Interest expense and similar charges**		- 14 980 625	79 527	A.4, B.5, D, E, G		- 14 901 098
3. **Income from shares and other variable-yield securities**		275 473	0			275 473
4. **Fee and commission income**		484 530	13 157	F		497 687
5. **Fee and commission expense**		- 327 649	0			- 327 649
6. **Result on financial operations**		- 176 808	826 218	A.1, A.2, A.4, B.1, B.2, B.3, B.4, B.5, G, H		649 410
7. **Other operating income**		5 557	0			5 557
8. **Change in impairment on loans and advances and provisions for guarantees, net of reversals**		- 222 137	195 673	C, H		- 26 464
9. **Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals**		- 8 350	9 185	C, B.3		835
10. **General administrative expenses**						
a) staff costs	- 1 013 949		- 35 486	D	- 1 049 435	
b) other administrative expenses	- 264 271		40 696	G	- 223 575	
		- 1 278 220				- 1 273 010
11. **Depreciation and amortisation: property, furniture and equipment and intangible assets**						
a) property, furniture and equipment	- 29 240		- 40 000	G	- 69 240	
b) intangible assets	- 18 010		0		- 18 010	
		- 47 250				- 87 250
12. **Profit for the financial year**		**1 773 833**				**2 637 423**
Attributable to:						
Non-controlling interests		23 980	- 23 980	E		0
Equity holders of the Bank		**1 749 853**				**2 637 423**

Valuation and income recognition differences between IFRS and EU Accounting Directives AFinancial assets and liabilities designated at fair value through profit or loss or carried at amortised cost (including hedge accounting) Debt securities portfolio Under EU Accounting Directives, debt securities portfolios are recorded at purchase price and measured at amortised cost (with the exception of the Securities Liquidity Portfolio). Accrued interest is recorded under consolidated balance sheet item "Prepayments and accrued income". Accrued retrocessions and up-front fees are recorded under consolidated balance sheet item "Accruals and deferred income". Under IFRS, the Group applies hedge accounting for eligible hedged debt securities. The carrying amount of these securities is adjusted for the fair value attributable to the risk being hedged. Economically hedged debt securities that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss. Accrued interest less accrued retrocessions and unamortized up-front fees are reported on the consolidated balance sheet within the balance of the instrument to which it relates. Changes in fair values and hedge fair values of hedged debt securities are recognised in the consolidated income statement under "Result on financial operations". Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up-front fees on loans are amortised and recognised in the consolidated profit and loss account under "Interest receivable and similar income". Under IFRS, the Group applies hedge accounting to eligible hedged loans. The carrying amount of these loans is adjusted for the fair value attributable to the risk being hedged. Economically hedged loans that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss. Changes in fair values and hedge fair values of loans are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the asset to which it relates. Accrued interest on loans and advances, which are credit impaired, are reversed under "Interest receivable and similar income". Under IFRS the up-front fees on loans: are recognised immediately under "Result on financial operations" in the consolidated income statement for the loans that are designated to the fair value option; are amortised over the maturity of the loan and recognised in consolidated balance sheet under "Loans and advances to credit institutions and customers" for the loans that are designated to hedge accounting and/or amortised cost. Under IFRS, a substantial contractual modification on the cash flows of a financial asset measured at amortised cost leads to the recording of the new financial asset at its fair value, and the recording of the net modification gain or loss impact in the consolidated income statement under "Result on financial operations". Transitory accounts on loans are reclassified from "Other liabilities" to the loan balance to which they relate. Amounts owed to credit institutions Under EU Accounting Directives, "Amounts owed to credit institutions" is presented in the consolidated balance sheet at their redemption amounts. Interest on amounts owed to credit institutions is recorded in the consolidated profit and loss account on an accrual basis as "Interest payable and similar charges" or "Interest receivable and similar income" if interest is negative. Accrued interest is included in "Accruals and deferred income". Under IFRS, "Amounts owed to credit institutions" is initially recorded at cost and is presented in the consolidated balance sheet at amortised cost. Interest on amounts owed to credit institutions is recorded in the consolidated income statement as "Interest expense and similar charges" or "Interest and similar income" using the effective interest method. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. Debts evidenced by certificates Under EU Accounting Directives, debts evidenced by certificates are recorded at amortised cost. Accrued interest is recorded under consolidated balance sheet item "Accruals and deferred income". Issuance fees and redemption premiums or discounts, which are recorded under "Prepayments and accrued income" or "Accruals and deferred income", are amortised on a straight-line basis and subsequently recognised in the consolidated profit and loss account under "Interest payable and similar charges". Under IFRS, the Group applies hedge accounting to a significant portion of its hedged issued debt whenever these are eligible. The carrying amount of these debts evidenced by certificates is adjusted for the fair value attributable to the risk being hedged. Economically hedged debts evidenced by certificates that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and measured at fair value through profit or Changes in fair values and hedge fair values of debts evidenced by certificates are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the debt instrument to which it relates. Issuance fees and redemption premiums or discounts are reported on the consolidated balance sheet within the caption of the instrument to which they relate and are amortised over the period to maturity of the related debts evidenced by certificates using the effective interest method, unless those debts evidenced by certificates are measured at fair value through profit or loss, in which case the issuance fees, premiums/discounts and redemption premiums are recognised immediately in the consolidated income statement under "Result on financial operations". For debts evidenced by certificates designated to the fair value option, own credit adjustment ("OCA"), reflecting own credit risk as per IFRS 13, is calculated and the respective changes are recorded in "Other comprehensive income" ("OCI") in the "Fair value reserve". Under IFRS, the Group has one transaction that meets the offsetting of financial assets and financial liabilities criteria. Assets held for sale Under EU Accounting Directives, Assets held for sale are presented and measured in line with the nature of the underlying asset. Under IFRS, the Group presented Assets held for sale financial assets being subject to secondary sales. These financial assets continue to be measured in accordance with IFRS 9 and the Group’s accounting policies. They are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use.

Financial assets and liabilities classified mandatorily at fair value through profit or loss or designated at fair value through other comprehensive income Debt securities portfolio Under EU Accounting Directives, debt securities portfolios with the exception of the Securities Liquidity Portfolio are recorded at purchase price and measured at amortised cost. Securities Liquidity Portfolio debt securities are carried at fair value. Changes in fair value are reflected directly in consolidated income statement under "Result on financial operations". Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" and "Accruals and deferred income". Under IFRS, some debt securities are not eligible for amortised cost and consequently must be carried at fair value with changes in fair value reflected directly in profit or loss. Changes in fair values of these debt securities are recognised in the consolidated income statement under "Result on financial operations". Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which they relate, while any related fees are recognised immediately under "Result on financial operations" in the consolidated income statement. Shares and other variable-yield securities Under EU Accounting Directives, shares and other variable-yield securities are initially recorded at acquisition cost reduced by any reflow resulting from repayments. Their carrying value is subsequently adjusted to the lower of cost or market value at each consolidated balance sheet date. Respective value adjustments are recorded under "Result on financial operations". Under IFRS, shares and other variable-yield securities are carried at fair value with changes in fair value reflected directly in the consolidated income statement under "Result on financial operations", except of the investment in European Bank for Reconstruction and Development ("EBRD") whose fair value changes are reflected in OCI under "Fair value reserve". Participating interests Under EU Accounting Directive, "Participating interests" are accounted for using the equity method as defined under EU-AD based on methods consistent with the Group’s accounting policies. Respective value adjustments are recorded under "Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests". Under IFRS, participating interests are included within "Shares and other variable-yield securities" and respective fair value adjustments are recorded in "Result on financial operations". Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under consolidated balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up-front fees on loans are amortised and recognised in the consolidated profit and loss account under "Interest receivable and similar income". Under IFRS, loans that are not eligible for amortised cost, are classified as measured at fair value through profit or loss. The up-front fees on these loans are recognised at inception under "Result on financial operations" in the consolidated income statement. Changes in fair values of loans are recognised in the consolidated income statement under "Result on financial operations". Derivative assets and liabilities aTreasury derivatives Under EU Accounting Directives, derivative instruments in the Security liquidity portfolios are marked to market and recorded under "Other assets" or "Other liabilities". Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Under IFRS, all derivative assets and derivative liabilities are recognised on the consolidated balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. Credit valuation adjustment ("CVA"), Debit valuation adjustment ("DVA") and Collateral Value adjustment ("CollVA") are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the consolidated income statement under "Result on financial operations". bDerivatives and hedging activities Under EU Accounting Directives, hedging derivative instruments are not recognised on balance sheet. They are reported off balance sheet at nominal amount. Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Up-front fees, redemption premiums or premiums/discounts are amortised over the period to maturity of the related derivatives under "Interest payable and similar charges". Under IFRS, all derivative assets and derivative liabilities are recognised on balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the consolidated balance sheet within the balance of the instrument to which it relates. CVA, DVA and CollVA are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the consolidated income statement under "Result on financial operations". The amortisation of premiums and discounts of FX swaps and FX forwards are recorded under "Result on financial operations". For derivatives used in hedge accounting, the gain or loss of the designated part of the hedging instrument is recognised in consolidated the income statement. In addition, the Group separates the fair value of the foreign currency basis spread ("CBS") from the hedging instruments and applies a dedicated accounting treatment. The initial CBS amount, measured at the date of designation, is recorded under OCI and is amortised linearly over the residual lifetime of the hedge in the consolidated income statement. Subsequent changes in the fair value of the CBS are recognised directly in OCI. For derivatives used in hedge accounting, up-front fees or redemption premiums are amortised over the period to maturity of the related derivative using the effective interest method, unless these derivatives are not designated to hedge accounting, in which case they are recognised immediately under "Result on financial operations". Under IFRS, the Group has two transactions that meet the offsetting of financial assets and financial liabilities criteria.

Impairment of financial assets measured at amortised cost and loan commitments Under EU Accounting Directives, value adjustments on loans and advances are recorded where (i) there is a risk of non-recovery of all or part of their amounts, or (ii) to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. These value adjustments are accounted for in the consolidated profit and loss account as "Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities" and are deducted from the appropriate asset items on the consolidated balance sheet. Value adjustments for debt securities are recorded, if these are other than temporary, or to capture debt securities which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. These value adjustments are accounted for in the consolidated profit and loss account under "Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests" and are deducted from the appropriate asset items on the consolidated balance sheet. Under IFRS, the Group is required to recognise a loss allowance for all loans and debt securities measured at amortised cost as well as for off-balance sheet loan commitments. This allowance is based on either lifetime Expected Credit Loss ("ECL"), if there has been a significant increase in credit risk since initial recognition or the instrument is considered as being credit-impaired or otherwise on 12-months ECL. Depending on the nature of the financial instrument, the ECL allowances are deducted from the appropriate asset items on the consolidated balance sheet. For off-balance sheet items, a provision for credit loss is reported under "Provisions b) provision for guarantees issued and commitments". Changes in the ECL allowances are recorded in the consolidated income statement either under: "Change in impairment on loans and advances and provisions for guarantees, net of reversals" for loans and loan commitments or; "Change in impairment on transferable securities held as financial fixed assets, shares and other variable - yield securities, net of reversals" for debt securities. Pension funds Under EU Accounting Directives, a 10% corridor approach is adopted, whereby prior year cumulative actuarial surpluses or deficits in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan's participants on a straight-line basis in "General administrative expenses a) staff cost". Under IFRS, the Group applies IAS 19 revised for determining the income or expense related to its post-employment defined benefit plans. Cumulative actuarial surpluses and deficits are recognised in full in OCI under "Additional reserves". Adjustments to staff cost are recognised under "General administrative expenses a) staff cost" and adjustments to interest cost under "Interest expense and similar charges". Non-controlling interest adjustment The Bank and the European Investment Fund (the "EIF") together are defined as the Group. The Bank granted a put option to the minority shareholders on their entire holding of its subsidiary, the EIF. Under EU Accounting Directives, the non-controlling interest is recorded separately in the consolidated balance sheet under "Equity attributable to minority interest" while the put option is recorded in the consolidated off-balance sheet of th Under IFRS, the non-controlling interest is reclassified and a corresponding financial liability in the amount of the fair value of the option’s exercise price is recognised under "Other liabilities" and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under "Interest expense and similar charge". Any excess or deficit of non-controlling interest over the agreed price is reversed to "consolidated reserves". Fee and commission income The Group recognises under EU Accounting Directives and IFRS fee and commission income from revenues that are satisfied over time on an accrual basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services (e.g. performance-linked) is recognised when the service has been completed. For certain mandates, the Group has established a deferred income policy in order to address the misalignment between the receipt of income and the services/cost incurred by the Group during the lifetime of the respective mandate. Corresponding adjustments are recorded in the consolidated balance sheet under "Deferred income" and released against "Fee and commission income". Under EU Accounting Directives, this deferral mechanism is only applied prospectively over time, i.e. recognising deferred revenue of the financial year, while under IFRS, the Group used the modified retrospective approach, i.e. recognising the cumulative impact at transition to IFRS 15 in equity. This resulted in a different stock of deferred income and corresponding amounts of revenue to be recorded over the individual years. Leases Under EU Accounting Directives, the rental charges are recorded under "General administrative expenses b) other administrative expenses". In accordance with IFRS 16, the Group assesses whether a contract is a lease or not. In the case of lease, the Group recognises a right-of-use asset and a lease liability, except for those that are covered by the recognition exemptions (short-term leased assets and low value leased assets based on their original value, when new). The above-mentioned right-of-use assets are recognised under "Property, furniture and equipment" and corresponding lease liability is recognised under "Other liabilities". Subsequently, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis. The depreciation for the right-of-use assets is recorded under "Depreciation and amortisation: property, furniture and equipment and intangible assets a) property, furniture and equipment". The lease liability carrying amount is adjusted to reflect the lease payments made and interest from unwind of lease liability, with further re-measurements to reflect any reassessment or lease modifications. The interest from unwind of lease liability is recorded in the consolidated income statement under "Interest expense and similar charges". The revaluation result is recorded in the consolidated income statement under "Result on financial operations".

Financial Guarantee Contracts Under EU Accounting Directives, net liabilities from financial guarantees are presented in the consolidated balance sheet under "Provisions b) provisions in respect of guarantee operations". Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognised. Any increase or decrease in the net liability is recognised in the consolidated profit and loss account under "Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities". Under IFRS, net unrealised gains from financial guarantees are recorded in the consolidated balance sheet under "Other assets" in case the measurement of a financial guarantee contract results in a net asset position. In case the measurement of a financial guarantee contract results in a net liability position, contracts for which the amortised initial NPV is higher than the 12-months ECL or lifetime ECL, are presented under "Other liabilities". Guarantee contracts that are credit-impaired and for which a loss allowance based on lifetime ECL is recognised, are presented under "Provision for guarantees issued and commitments". Any increase or decrease in the "Other assets" or "Other liabilities" relating to financial guarantees is recognised in the consolidated income statement under "Result on financial operations". Any increase or decrease in the "Provision for guarantees issued and commitments" relating to financial guarantees other than the settlement of guarantee calls is recognised in the consolidated income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals". Subscribed capital and reserves, called but not paid Under EU Accounting Directives, the caption "Subscribed capital and reserves, called but not paid" contains the future payments from Poland and Romania following their capital increase at March 1, 2020. Under IFRS, these future payments are discounted using a discounted cash flow method. The discounting impact is reported under "Interest and similar income" and its amortisation will be under "Interest expense and similar charges".